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                         UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549




                          SCHEDULE 13G

             Under the Securities Exchange Act of 1934

                        (Amendment No. 3)*


                     HAYWOOD BANCSHARES, INC.
         --------------------------------------------------
                         (Name of Issuer)


                COMMON STOCK, PAR VALUE $1.00 PER SHARE
         --------------------------------------------------
                   (Title of Class of Securities)


                          421334 10 3
                     --------------------
                        (CUSIP Number)


                              N/A
     -------------------------------------------------------
     (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [ ] Rule 13d-1(b)
  [x] Rule 13d-1(c)
  [ ] Rule 13d-1(d)


                        Larry R. Ammons
                    Haywood Bancshares, Inc.
                     370 North Main Street
                Waynesville, North Carolina  28786
                        (704) 456-9092
       -----------------------------------------------------
          (Name, Address and Telephone Number of Person
         Authorized to Receive Notices and Communications)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                      Page 1 of 4 pages
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CUSIP No. 421334 10 3             13G          Page 2 of 4 Pages


1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSONS (ENTITIES ONLY)

     Larry R. Ammons

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States

Number of shares beneficially owned by each reporting person with:

5.    SOLE VOTING POWER           13,370

6.    SHARED VOTING POWER         66,045

7.    SOLE DISPOSITIVE POWER:     13,370

8.    SHARED DISPOSITIVE POWER:   66,045

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                      79,415

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
     SHARES*:    [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   6.35%

12.  TYPE OF REPORTING PERSON:   IN


             *SEE INSTRUCTIONS BEFORE FILLING OUT!
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Item 1(a)   NAME OF ISSUER:  Haywood Bancshares, Inc.

      (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            370 North Main Street
            Waynesville, North Carolina 28786

Item 2(a)   NAME OF PERSON(S) FILING:  Larry R. Ammons

      (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            370 North Main Street
            Waynesville, North Carolina 28786

      (c)   CITIZENSHIP:  United States

      (d)   TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $1.00 per share

      (e)   CUSIP NUMBER:   421334 10 3

Item 3      IF THIS STATEMENT IS FILED UNDER RULE 13D-1(B) OR
            RULE 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

            Not Applicable since this statement is being filed under Rule 13d-1(c).

Item 4.(a)  AMOUNT BENEFICIALLY OWNED:  79,415 shares

       (b)  PERCENT OF CLASS:  6.35%

       (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

       (i)   sole power to vote or to direct the vote . . 13,370
       (ii)  shared power to vote or to direct the vote . 66,045
       (iii) sole power to dispose or to direct the
             disposition of . . . . . . . . . . . . . . . 13,370
       (iv)  shared power to dispose or to direct the
             disposition of . . . . . . . . . . . . . . . 66,045

Item 5  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

        If this statement is being filed to report the fact that
        as of the date hereof the reporting person has ceased to
        be the beneficial owner of more than five percent of the
        class of securities, check the following:   [   ]

Item 6  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
        PERSON:

        Not Applicable

Item 7  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
        ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
        HOLDING COMPANY:

        Not Applicable

Item 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
        GROUP:

        Not Applicable

Item 9  NOTICE OF DISSOLUTION OF GROUP:

        Not Applicable

Item 10 CERTIFICATION:

        Not Applicable since statement is not being filed under Rule 13d-1(b).


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                          SIGNATURE:

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


/s/ Larry R. Ammons                        February 16, 1999
-----------------------                    -----------------
Larry R. Ammons                            Date